UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2021

Seagen Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

License Agreement

On August 8, 2021, Seagen Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with RemeGen Co., Ltd. (“RemeGen”). The Agreement will be effective on the date on which all relevant antitrust clearances or non-actions have been granted and all applicable waiting periods under any antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or terminated (the “Effective Date”). Pursuant to the Agreement, the Company was granted an exclusive license to research, develop and commercialize the HER2-targeted antibody-drug conjugate (ADC) product known as disitamab vedotin (RC48) in all countries of the world other than the countries retained as the RemeGen Territory (as defined below) (the “Company Territory”). RemeGen retains the right to research, develop and commercialize disitamab vedotin in Asia, excluding Japan & Singapore (the “RemeGen Territory”). RemeGen also granted the Company the right to research, develop and commercialize new licensed products that are ADCs containing disitamab and the Company’s proprietary drug-linkers, subject to RemeGen’s right to opt-in and obtain the right to develop and commercialize such new licensed products in the RemeGen Territory. The parties may collaborate on global trials for disitamab vedotin and new licensed products for which RemeGen has exercised its opt-in right.

Pursuant to the Agreement, in consideration of the rights it received, the Company will pay RemeGen an upfront, non-refundable cash payment of $200 million within 30 days of the Effective Date. RemeGen is eligible to receive up to $2.4 billion in potential total milestone payments based upon the achievement of specified development, regulatory and commercialization goals across multiple indications and products. RemeGen is eligible to receive tiered royalties at percentages ranging from the high single digits to mid-teens on future cumulative net sales by the Company of disitamab vedotin in the Company Territory. Royalties payable under the Agreement are subject to standard royalty reductions.

The Agreement will remain in effect, unless earlier terminated, until the expiration, on a country-by-country and product-by-product basis, of the applicable royalty term, at which point the license for such product shall become fully paid-up, royalty-free, perpetual, irrevocable and non-exclusive in such country.

The Agreement also contains customary provisions for termination including by the Company for convenience, by either party in the event of breach of the Agreement, subject to cure, upon a challenge of a party’s licensed patents or upon the other party’s bankruptcy. RemeGen has standard reversion rights in connection with certain early termination events.

The foregoing is only a brief description of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of such Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 to be filed with the Securities and Exchange Commission.

Forward-Looking Statements

Certain of the statements made in this report are forward looking, such as those, among others, relating to the expected benefits to the Company of, and the anticipated effectiveness of, the Agreement; the payment of milestones and royalties in connection with the Agreement; the anticipated activities of the parties under the Agreement, including the development of potential new licensed products; and any other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation: risks related to the parties’ ability to obtain clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and to cause the Agreement to become effective; risks related to licensing transactions, such as the risks that disitamab vedotin and/or any new licensed products will not be integrated into the Company’s pipeline successfully or will not perform in clinical testing as expected, in which case, the Company may not recover its investment in disitamab vedotin or in any such new licensed products; risks relating to the future opportunities and plans for disitamab vedotin or any new licensed products, such as risks related to delays, setbacks or failures in clinical development activities and the risks that the parties may not be successful in their development efforts under the Agreement and that, even if successful, the parties may be unable to successfully launch and commercialize disitamab vedotin outside of China and/or successfully launch and commercialize any new licensed products; and risks relating to the duration and severity of the COVID-19 pandemic and resulting global economic, financial, and healthcare system disruptions. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC on July 29, 2021. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGEN INC.

Date: August 8, 2021	By:	/s/ Jean I. Liu
Jean I. Liu
Executive Vice President, Legal Affairs & General Counsel